UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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TopBuild Corp.
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TopBuild Corp.
475 North Williamson Boulevard
Daytona Beach, Florida 32114-7101

Proxy Statement Supplement

2019 Annual Meeting of Shareholders of

TopBuild Corp.

This proxy statement supplement, dated March 25, 2019 (this “Supplement”), supplements the definitive proxy statement of TopBuild Corp., a Delaware Corporation (“we”, “us” or “our”), filed with the Securities and Exchange Commission on March 20, 2019 (the “Proxy Statement”), relating to our 2019 Annual Meeting of Shareholders to be held on Monday, April 29, 2019, at 10:00 AM Eastern Time, at the Hyatt Regency Orlando International Airport, 9300 Jeff Fuqua Boulevard, Orlando, Florida 32827 for holders of record of our common stock as of March 1, 2019.

The purpose of this Supplement is to clarify information with respect to the attendance by members of our Board of Directors (“Board”) at Board meetings and meetings of our Board’s committees.

As previously reported in the Proxy Statement, during the year ended December 31, 2018, our Board held five (5) regularly scheduled meetings and met telephonically four (4) times; additionally, our Audit Committee met four (4) times, our Governance Committee met five (5) times, and our Compensation Committee met five (5) times.

Each of our incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which such director served.

Except with respect to the clarifying information provided herein, this Supplement does not revise, update or supplement any other information set forth in the Proxy Statement.  This Supplement should be read together with the Proxy Statement.